Exhibit 11

                        Computation of Earnings per Share
                                   (unaudited)


                            Fiscal Quarters Ended          Nine Months Ended
                          --------------------------  --------------------------
                          December 27,  December 29,  December 27,  December 29,
                              1996          1995          1996          1995
                              ----          ----          ----          ----

Weighted average common
  shares outstanding        4,308,900     4,178,800     4,268,200     4,144,000

Dilutive effect of common
  equivalent shares (a)       419,300       445,000       441,200       384,500
                           ----------    ----------    ----------    ----------

Primary average shares
  outstanding               4,728,200     4,623,800     4,709,400     4,528,500

Effect of change in share
  price (b)                         0        21,900        20,500        43,400
                           ----------    ----------    ----------    ----------

Fully diluted weighted
  average shares
  outstanding               4,728,200     4,645,700     4,729,900     4,571,900
                           ==========    ==========    ==========    ==========

Net income                 $1,181,300    $1,127,300    $3,871,100    $2,931,300
                           ==========    ==========    ==========    ==========

Primary earnings per
  share                    $     0.25    $     0.24    $     0.82    $     0.65
                           ==========    ==========    ==========    ==========

Fully diluted earnings
  per share                $     0.25    $     0.24    $     0.82    $     0.64
                           ==========    ==========    ==========    ==========


(a) Calculates the dilutive effect of outstanding stock options based upon the "Treasury Stock Method".

(b) Represents the impact on the treasury stock method of the difference between the average share price during the period and the ending share price for the period.